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                                                                    EXHIBIT 99.1


                    [NEW PLAN EXCEL REALTY TRUST LETTERHEAD]

FOR IMMEDIATE RELEASE

CONTACT:  Stacy Lipschitz
          Vice President - Corporate Communications
          New Plan Excel Realty Trust, Inc.
          212-869-3000 exT. 3359

            NEW PLAN EXCEL REALTY TRUST COMMENTS ON KMART BANKRUPTCY

NEW YORK, January 22, 2002 -- New Plan Excel Realty Trust, Inc. (NYSE: NXL) today provided supplemental disclosure on its Kmart leases in response to Kmart filing for Chapter 11 reorganization. At a bankruptcy court hearing this afternoon, Kmart filed a motion to reject 335 leases, including two of New Plan Excel Realty Trust's leases. The two store locations represented by these leases are not physically occupied and account for approximately $1.0 million ($0.01 per share) or less than one-half of one percent (0.38 percent) of the Company's total annual base rent of $266.4 million.

In addition to the two leases discussed above, New Plan Excel Realty Trust has 38 Kmart leases in its portfolio, all of which are physically occupied. The 38 leases include one location where the lease has been assigned to Kohl's and one location that is subleased to a local grocer. In both cases, the rents are equivalent to the Kmart contract rent and Kmart is still obligated under the leases.

The 36 operating Kmart locations, which exclude the Kohl's and the local grocer, aggregate 3.4 million square feet of gross leasable area and $14.9 million of annual base rent, or approximately $4.45 per square foot. The average store size is 93,267 square feet and gross sales for these locations average $162 per square foot. Average base rents as a percentage of sales are approximately 2.7 percent and occupancy costs, including recoveries for CAM and real estate taxes, average approximately 3.4 percent. The shopping centers encompassing the 36 Kmart locations are on average 97 percent leased and approximately 86 percent of the shopping centers have a grocery-anchor or a tenant larger than 25,000 square feet in addition to the Kmart. New Plan Excel Realty Trust has not been informed of Kmart's plans to reject or affirm these leases or its financial obligations thereunder.

Last week, New Plan Excel Realty Trust announced that it had entered into a definitive agreement with CenterAmerica Property Trust, L.P., a private company majority owned by Morgan Stanley Real Estate Fund II, to acquire 92 community and neighborhood shopping centers. Upon closing of the transaction, New Plan Excel Realty Trust will have 39 operating Kmart locations aggregating 3.6 million square feet of gross leasable area and $16.1 million of annual base rent, or approximately $4.42 per square foot. The percentage of New Plan Excel Realty Trust's annual base rent accounted for by Kmart, which is its largest tenant, will decline from approximately 5.6 percent to 4.8 percent. These calculations exclude the two leases that Kmart has filed to reject, the assigned and sublet locations, and a single tenant Kmart located in Desoto, Texas that was sold in the fourth quarter 2001. The pro forma portfolio characteristics with respect to Kmart will approximate current characteristics.

All financial data is as of September 30, 2001.

New Plan Excel Realty Trust, Inc. is one of the nation's largest real estate companies, focusing on the ownership and management of community and neighborhood shopping centers. The Company operates as a self-administered and self-managed REIT, with a national portfolio of 281 properties and total assets of approximately $2.7 billion. Its properties are strategically located across 31 states and include 216 community and neighborhood shopping centers, primarily high-quality supermarket or name-brand discount chain anchored, with approximately 32 million square feet of gross leasable area and 65 related retail real estate assets, with approximately 6 million square feet of gross leasable area. For additional information, please visit www.newplanexcel.com.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, transactions or achievements of the Company to differ materially from historical results or from any results, transactions or achievements expressed or implied by such forward-looking statements, including without limitation: the risk that the proposed transaction will not be consummated; national and local economic conditions; the ability of tenants to pay rent and the effect of bankruptcy laws; the competitive environment in which the Company operates; financing risks; property management risks; acquisition, disposition, development and joint venture risks, including risks that developments and redevelopments are not completed on time or on budget and strategies, actions and performance of affiliates that the Company may not control; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled "Business-Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 which discuss these and other factors that could adversely affect the Company's results.

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